Exhibit 99.2

November 9, 2018

MOGU Inc. (formerly known as Meili Inc.)

Zheshang Wealth Center, 12/F, Building No. 1

No. 99 Gudun Road, Xihu District

Hangzhou, 310012

People’s Republic of China

Dear Sir or Madam,

We are qualified lawyers of the People’s Republic of China (the “PRC” or “China”, for the purpose of this opinion only, the PRC shall not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) and as such are qualified to issue this opinion on the laws and regulations of the PRC effective as of the date hereof.

We act as the PRC counsel to MOGU Inc. (formerly known as Meili Inc., the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with (i) the proposed initial public offering (the “Offering”) of certain number of American depositary shares (“Offered ADSs”), each Offered ADS representing certain number of Class A ordinary shares of the Company (the “Ordinary Shares”), by the Company as set forth in the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended) in relation to the Offering, and (ii) the Company’s proposed listing of the Offered ADSs on the New York Stock Exchange.

A. Documents and Assumptions

In rendering this opinion, we have examined originals or copies of the due diligence documents provided to us by the Company and the PRC Operating Companies and such other documents, corporate records and certificates issued by the governmental authorities in the PRC (collectively the “Documents”).

In rendering this opinion, we have assumed without independent investigation that (the “Assumptions”):

(i)

All signatures, seals and chops are genuine, each signature on behalf of a party thereto is that of a person duly authorized by such party to execute the same, all Documents submitted to us as originals are authentic, and all Documents submitted to us as certified or photostatic copies conform to the originals;

(ii)

Each of the parties to the Documents, other than the PRC Operating Companies, (i) if a legal person or other entity, is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation; or (ii) if an individual, has full capacity for civil conduct; each of them, other than the PRC Operating Companies, has full power and authority to execute, deliver and perform its obligations under the Documents to which it is a party in accordance with the laws of its jurisdiction of organization or incorporation or the laws that it/she/he is subject to;

(iii)

The Documents that were presented to us remain in full force and effect on the date of this opinion and have not been revoked, amended or supplemented, and no amendments, revisions, supplements, modifications or other changes have been made, and no revocation or termination has occurred, with respect to any of the Documents after they were submitted to us for the purposes of this legal opinion;

(iv)	The laws of jurisdictions other than the PRC which may be applicable to the execution, delivery, performance or enforcement of the Documents are complied with; and

(v)

All requested Documents have been provided to us and all factual statements made to us by the Company and the PRC Operating Companies in connection with this legal opinion are true, correct and complete.

B. Definitions

In addition to the terms defined in the context of this opinion, the following capitalized terms used in this opinion shall have the meanings ascribed to them as follows.

Hangzhou WFOE	means	Hangzhou Shiqu Information and Technology Co., Ltd. （杭州时趣信息技术有限公司）

M&A Rules	means	The Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors promulgated by six PRC regulatory agencies, including the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Market Regulation (formerly known as the State Administration for Industry and Commerce), the China Securities Regulatory Commission, and the State Administration of Foreign Exchange, which became effective on September 8, 2006 and was amended on June 22, 2009 by the Ministry of Commerce.

PRC Operating Entities	means	PRC Subsidiaries and Consolidated Affiliates.

PRC Laws	means	all applicable national, provincial and local laws, regulations, rules, notices, orders, decrees and supreme court’s judicial interpretations of the PRC currently in effect and publicly available on the date of this opinion.

PRC Consolidated Affiliates	means	the entities listed in Schedule I attached hereto.

PRC Subsidiaries	means	the entities listed in Schedule III attached hereto.

VIEs	means	Beijing Meilishikong Network and Technology Co., Ltd. (北京美丽时空网络科技有限公司) and Hangzhou Juangua Network Co., Ltd. (杭州卷瓜网络有限公司)

VIE Agreements	means	various agreements listed in Schedule III attached hereto.

C. Opinions

Based on our review of the Documents and subject to the Assumptions and the Qualifications, we are of the opinion that:

(i)    Corporate Structure. The descriptions of the corporate structure and contractual arrangements of the PRC Operating Companies as set forth in the Registration Statement under the captions “Prospectus Summary” and “Corporate History and Structure” are true and accurate in all material respects and nothing has been omitted from such description which would make it misleading in any material respect. The corporate structure of the Company (including the ownership structure of the Company and each of the PRC Operating Companies, individually or in the aggregate), is in compliance with the PRC Laws. Based on our understanding of the PRC Laws, each of the VIE Agreements is legal, valid and binding, and enforceable in accordance with its terms and applicable PRC Laws. However, there are substantial uncertainties regarding the interpretation and application of the PRC Laws, and there can be no assurance that the PRC government will ultimately take a view that is consistent with our opinion stated above.

(ii)    M&A Rules. Based on our understanding of the explicit provisions of the PRC Laws as of the date hereof, given that (a) Hangzhou WFOE was established by means of direct investment rather than by a merger with or an acquisition of any PRC domestic company as defined under the M&A Rules; (b) no explicit provision in the M&A Rules classifies the contractual arrangements among Hangzhou WFOE, the VIEs and their respective shareholders as a type of acquisition transaction falling under the M&A Rules, (c) the China Securities Regulatory Commission has not issued any definitive rule or interpretation concerning whether the Offering is subject to the M&A Rules; and we are of the opinion that the M&A Rules and related regulations do not require that the Company obtain prior approval from the China Securities Regulatory Commission for the listing and trading of the ADSs on the New York Stock Exchange. However, there are substantial uncertainties as to how the M&A Rules will be interpreted or implemented in the context of an overseas offering and our opinions stated above are subject to any future PRC law or detailed implementations and interpretations in any form relating to the M&A Rules, and there can be no assurance that the PRC government will ultimately take a view that is consistent with our opinion stated above.

(iii)    Enforceability of Civil Liabilities. The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against a company or its directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or the Cayman Islands.

(iv)    Taxation. The statements set forth in the Registration Statement under the caption “Taxation—People’s Republic of China Taxation” with respect to the PRC tax laws and regulations, constitute true and accurate descriptions of the matters described therein in all material respects, and constitute our opinion to the material tax consequences of an investment in the ADSs under the PRC Laws.

(v)    PRC Laws. All statements set forth in the Registration Statement under the captions “Prospectus Summary”, “Risk Factors,” “Dividend Policy”, “Related Party Transactions”, “Business”, “Corporate History and Structure”, “Regulation”, “Enforceability of Civil Liabilities”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, in each case insofar as such statements describe or summarize PRC legal or regulatory matters, are true and accurate in all material respects, and correctly set forth therein, and nothing has been omitted from such statements which would make the same misleading in all material respects.

Our opinion expressed above is subject to the following qualifications (the “Qualifications”):

(i)	Our opinion is limited to the PRC Laws. We have made no investigation of, and do not express or imply any views on, the laws of any jurisdiction other than the PRC;

(ii)

Our opinion is subject to the effects of (a) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (b) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form; (c) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, or calculation of damages; and (d) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC;

(iii)

This opinion is issued based on our understanding of the PRC Laws. For matters not explicitly provided under the PRC Laws, the interpretation, implementation and application of the specific requirements under the PRC Laws are subject to the final discretion of competent PRC legislative, administrative and judicial authorities, and there can be no assurance that such government agencies will ultimately take a view that is not contrary to our opinion stated above;

(iv)

We may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates and confirmations of responsible officers of the PRC Operating Companies and PRC government officials; and

(v)	This opinion is intended to be used in the context which is specifically referred to herein.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our name in such Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Sincerely yours,

/s/ CM Law Firm

CM Law Firm

Schedule I

PRC Consolidated Affiliates

1.	Hangzhou Juangua Network Co., Ltd. (杭州卷瓜网络有限公司);

2.	Hangzhou Mogujie Information Technology Co., Ltd. (杭州蘑菇街信息技术有限公司);

3.	Hangzhou Juandou Network Co., Ltd. (杭州卷豆网络有限公司);

4.	Shanghai Shiqu Commercial Factoring Co., Ltd. (上海时趣商业保理有限公司);

5.	Zhejiang Tianyi Insurance Agency Co., Ltd. (浙江天壹保险代理有限公司);

6.	Beijing Shiqu Information Technology Co., Ltd. (北京时趣信息技术有限公司);

7.	Hangzhou Mogu Brand Management Co., Ltd. (杭州磨谷品牌管理有限公司);

8.	Hangzhou Quxiang Catering Management Co., Ltd. (杭州趣享餐饮管理有限公司);

9.	Hangzhou Menghui Network Technology Co., Ltd. (杭州梦慧网络科技有限公司);

10.	Beijing Meilishikong Network and Technology Co., Ltd. (北京美丽时空网络科技有限公司);

11.	Beijing Kuilong Technology Development Co., Ltd. (北京夔龙科技开发有限公司); and

12.	Meilifu Network Technology Co., Ltd. (美丽付网络科技有限公司).

Schedule II

PRC Subsidiaries

1.	Hangzhou Shiqu Information and Technology Co., Ltd. (杭州时趣信息技术有限公司);

2.	Hangzhou Ruisha Brand Management Co., Ltd. (杭州锐鲨品牌管理有限公司);

3.	Shanghai Youli Culture Media Co., Ltd. (上海优俪文化传媒有限公司);

4.	Hangzhou Hunyuan Information Technology Co., Ltd. (杭州混元信息科技有限公司);

5.	Meili United (Beijing) Technology Co., Ltd. (美丽联合（北京）科技有限公司);

6.	Meilishuo (Beijing) Network Technology Co., Ltd. (美丽说(北京)网络科技有限公司);

7.	Guangdong Sumei Information Technology Co., Ltd. (广东速美信息技术有限公司);

8.	Shanghai Youli Garment Co., Ltd. (上海优璃服饰有限公司); and

9.	Beijing Aimeitao Technology Co., Ltd. (北京爱美淘科技有限公司).

Schedule III

VIE Agreements

1.	Amended and Restated Exclusive Consultation and Service Agreement between Hangzhou WFOE and Hangzhou Juangua Network Co., Ltd., dated July 18, 2018;

2.	Amended and Restated Equity Interest Pledge Agreement among Hangzhou WFOE, Hangzhou Juangua Network Co., Ltd., Mr. Chen Qi, Mr. Wei Yibo and Mr. Yue Xuqiang, dated July 18, 2018;

3.	Amended and Restated Shareholder Voting Proxy Agreement among Hangzhou WFOE, Mr. Chen Qi, Mr. Wei Yibo and Mr. Yue Xuqiang, dated July 18, 2018;

4.	Amended and Restated Exclusive Option Agreement among Hangzhou WFOE, Hangzhou Juangua Network Co., Ltd., Mr. Chen Qi, Mr. Wei Yibo and Mr. Yue Xuqiang, dated July 18, 2018;

5.	Spouse Consent Letter of the spouse of each of Mr. Chen Qi, Mr. Wei Yibo and Mr. Yue Xuqiang, dated July 18, 2018;

6.	Amended and Restated Loan Agreements between Hangzhou WFOE and each of Mr. Chen Qi, Mr. Wei Yibo and Mr. Yue Xuqiang, dated July 18, 2018;

7.	Amended and Restated Exclusive Consultation and Service Agreement between Hangzhou WFOE and Beijing Meilishikong Network and Technology Co., Ltd., dated August 20, 2017;

8.

Amended and Restated Equity Interest Pledge Agreement among Hangzhou WFOE, Beijing Meilishikong Network and Technology Co., Ltd., Mr. Chen Qi, Mr. Wei Yibo, Mr. Yue Xuqiang and Mr. Xu Yirong, dated August 20, 2017;

9.

Amended and Restated Shareholder Voting Proxy Agreement among Hangzhou WFOE, Beijing Meilishikong Network and Technology Co., Ltd., Mr. Chen Qi, Mr. Wei Yibo, Mr. Yue Xuqiang and Mr. Xu Yirong, dated August 20, 2017;

10.

Amended and Restated Exclusive Option Agreement among Hangzhou WFOE, Beijing Meilishikong Network and Technology Co., Ltd., Mr. Chen Qi, Mr. Wei Yibo, Mr. Yue Xuqiang and Mr. Xu Yirong, dated August 20, 2017; and

11.	Spouse Consent Letter of spouse of each of Mr. Chen Qi, Mr. Wei Yibo, Mr. Yue Xuqiang and Mr. Xu Yirong, dated August 20, 2017.